Exhibit 99.04
Southern Company
EPS Earnings Analysis
Three Months Ended June 2013

Cents	Description

(1)¢	Retail Sales

5	Retail Revenue Impacts

(4)	Weather

(1)	Wholesale Revenues

1	Non-Fuel O&M

1	Purchased Power Capacity Expense

(1)	Depreciation and Amortization

2	Other Income and Deductions

(2)	Income Taxes

—¢	Total Traditional Operating Companies

(2)	Southern Power

(1)	Parent and Other

(3)¢	Total Change in QTD EPS (x-Items)

(32)	Estimated Loss on Kemper IGCC

(2)	MC Asset Recovery Insurance Settlement

(37)¢	Total Change in QTD EPS (As Reported)

Notes
- The estimated probable loss relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three months ended June 30, 2013 and similar charges are not expected to occur with any regularity in the future, although it is possible such charges could recur.

- Earnings for the three months ended June 30, 2012 include an insurance settlement related to the March 2009 litigation settlement with MC Asset Recovery, LLC and similar insurance recoveries are not expected to occur with any regularity in the future.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.